                     RESTATED CERTIFICATE OF INCORPORATION
                     -------------------------------------

                                       OF
                                       --

                               RYERSON TULL, INC.
                               ------------------


     The undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "Corporation"), DOES HEREBY CERTIFY as follows:

     1. The present name of the Corporation is Ryerson Tull, Inc. The name under which the Corporation was originally incorporated was Inland Steel Services Holding, Inc. The Certificate of Incorporation of the Corporation was originally filed in the Office of the Secretary of State of the State of Delaware on March 19, 1986.

     2. On June 10, 1996, in the manner prescribed by Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended, this Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), which amends and restates the Certificate of Incorporation of the Corporation, was proposed by a resolution unanimously adopted by the Board of Directors and was adopted by the sole stockholder of the Corporation.

     3. The text of the Certificate of Incorporation of the Corporation as amended and restated herein shall, at the effective time of this Restated Certificate of Incorporation, read as follows:

                               ARTICLE I.  NAME.

     The name of the Corporation (hereinafter the "Corporation") is:

                               RYERSON TULL, INC.


                   ARTICLE II.  REGISTERED OFFICE AND AGENT.

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

                  ARTICLE III.  NATURE OF BUSINESS; PURPOSE.

     The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the "General Corporation Law of Delaware").

                          ARTICLE IV.  CAPITAL STOCK.

     Section 1. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 150,000,000, of which 100,000,000 shares are Class A Common Stock, $1.00 par value per share (the "Class A Common Stock"), 34,000,000 shares are Class B Common Stock, $1.00 par value per share (the "Class B Common Stock"), and 16,000,000 shares are Preferred Stock, $1.00 par value per share (the "Preferred Stock"). The shares of stock of the Corporation may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

     Section 2. Common Stock. The holders of shares of Class A Common Stock and Class B Common Stock shall have the following respective rights:

          (a) Voting.

          (i) The holders of shares of Class A Common Stock shall be entitled to one vote per share and the holders of shares of Class B Common Stock shall be entitled to four votes per share on all matters to be voted upon by stockholders of the Corporation.

          (ii) Except as provided by law or by this Restated Certificate of Incorporation, neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall be entitled to vote as a separate class on any matter to be voted upon by stockholders of the Corporation.

          (iii) Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

          (b) Dividends and Distributions.

          (i) The holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to dividends if, as and when declared by the Board of Directors.

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          (ii) The amount of any dividend or distribution of cash, stock of the
Corporation or other property of the Corporation to be paid per share of Class A Common Stock shall equal the amount of such dividend or distribution to be paid per share of Class B Common Stock, and the amount of any such dividend or distribution to be paid per share of Class B Common Stock shall equal the amount of such dividend or distribution to be paid per share of Class A Common Stock, except as otherwise provided in this Section 2(b) of Article IV. No dividend, distribution, subdivision, combination or reclassification of the Class A Common Stock shall occur unless a like dividend, distribution, subdivision, combination or reclassification is made with respect to the Class B Common Stock, and no dividend, distribution, subdivision, combination or reclassification of the Class B Common Stock shall occur unless a like dividend, distribution, subdivision, combination or reclassification is made with respect to the Class A Common Stock. The limitation on dividends, distributions, subdivisions, combinations and reclassification set forth in this Section 2(b) of Article IV shall apply at any time during which shares of both Class A Common Stock and Class B Common Stock are outstanding.

          (iii) The Corporation may not pay a dividend or make a distribution of Class A Common Stock or any security exercisable for or convertible into Class A Common Stock ("Class A Common Stock Equivalents") on or to shares of any class of the Corporation's capital stock other than Class A Common Stock. If the Corporation shall pay a dividend or make a distribution of Class A Common Stock or Class A Common Stock Equivalents, the Corporation shall simultaneously pay a dividend or make a distribution of Class B Common Stock or securities exercisable for or convertible into Class B Common Stock ("Class B Common Stock Equivalents") on or to shares of Class B Common Stock, and the number of shares of Class B Common Stock issued or covered by Class B Common Stock Equivalents issued on each share of Class B Common Stock pursuant to such dividend or distribution shall equal the number of shares of Class A Common Stock issued or covered by Class A Common Stock Equivalents issued on each share of Class A Common Stock pursuant to such dividend or distribution.

          (iv) The Corporation may not pay a dividend or make a distribution of Class B Common Stock or Class B Common Stock Equivalents on or to shares of any class of the Corporation's capital stock other than Class B Common Stock. If the Corporation shall pay a dividend or make a distribution of Class B Common Stock or Class B Common Stock Equivalents, the Corporation shall simultaneously pay a dividend or make a distribution of Class A Common Stock or corresponding Class A Common Stock Equivalents on or to shares of Class A Common Stock, and the number of shares of Class A Common Stock issued or

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covered by Class A Common Stock Equivalents issued on each share of Class A
Common Stock pursuant to the dividend or distribution shall equal the number of shares of Class B Common Stock issued or covered by Class B Common Stock Equivalents issued on each share of Class B Common Stock pursuant to the dividend or distribution.

          (c) Liquidation. On dissolution and liquidation of the Corporation, whether voluntary or involuntary, after paying or setting aside for the holders of all shares of Preferred Stock then outstanding the full preferential amounts to which they are entitled pursuant to the terms thereof, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive, pro rata, any remaining assets of the Corporation. The Board of Directors may distribute in kind to the holders of the shares of Class A Common Stock and Class B Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the shares of Class A Common Stock and Class B Common Stock in accordance with Section 2(b) of this Article IV. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Corporation (unless in connection therewith the dissolution or liquidation of the Corporation is specifically approved), or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution or liquidation of the Corporation for the purpose of this Section 2(c) of Article IV.

          (d) Conversion.

          (i) A holder of shares of Class B Common Stock shall have the right at any time to convert, at the option of, and without payment to the Corporation by, the stockholder, any share or shares of Class B Common Stock into an equal number of shares of Class A Common Stock. The holder shall exercise this right by the surrender of the certificate representing each share of Class B Common Stock to be converted to Class A Common Stock to the Corporation at its principal office or to such agent as the Board of Directors may designate. Written notice of the holder's election to convert the shares of Class B Common Stock and, if requested by the Corporation, an instrument of transfer satisfactory to the Corporation duly executed by the holder or the holder's duly authorized attorney shall accompany the surrendered certificate. As promptly as practicable after the holder's surrender of the certificate for conversion as provided above, the Corporation shall deliver or cause to be delivered to the holder of the shares of Class B Common Stock represented by the surrendered certificate a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion issued in the name of the holder, or such other name or names as the holder may direct, and, if a surrendered certificate includes shares of Class B Common Stock not being converted, a certificate or certificates representing the number of shares of Class B Common Stock not being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock unless the transfer books of the Corporation are closed on such date in which case such conversion shall be deemed to have been made immediately prior to the close of business on the first day thereafter on which the transfer books are open. At that time, all rights of such holder arising from ownership of the converted shares of Class B Common Stock shall cease, and the person or persons in whose name or names the certificate or certificates of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

          (ii) Each share of Class B Common Stock shall immediately and automatically convert into one share of Class A Common Stock, without payment to the Corporation, upon the direct or indirect occurrence of any of the following:
(w) the Corporation shall consolidate with, or merge with and into, any other corporation, partnership, association, joint venture, joint-stock company, trust, or unincorporated organization (each a "Person"); (x) any Person shall consolidate with the Corporation, or merge with and into the Corporation and the Corporation shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Class A Common Stock and Class B Common Stock shall be changed into or exchanged for stock or other securities of any other Person (or the Corporation) or cash or any other property; (y) the Corporation shall sell or otherwise transfer, in one or more related transactions, assets or earning power aggregating 50 percent or more of the assets or earning power of the Corporation to any individual or individuals or any Person or Persons; or (z) the number of shares of Class B Common Stock outstanding shall represent less than 50 percent of the sum of the number of outstanding shares of Class B Common Stock and Class A Common Stock.

          (iii) Any share of Class B Common Stock shall immediately and automatically convert into one share of Class A Common Stock upon transfer of such share by the holder thereof to any individual or Person other than an individual or Person owning 100% of such holder's capital stock or a wholly-owned direct or indirect subsidiary of such holder.

          (iv) The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding shares of Class B Common Stock, such number of authorized but unissued shares of Class A Common Stock as will be sufficient to permit the conversion of all outstanding shares of Class B Common Stock.

          (v) The holders of shares of Class A Common Stock shall not have any conversion rights whatsoever with respect to such shares of Class A Common Stock.

          (e) Redemption. Neither the Class A Common Stock nor the Class B Common Stock shall be subject to redemption by the Corporation.

          (f) Restrictions on Issuance of Class B Common Stock. The Corporation may not issue any shares of Class B Common Stock after the date of the initial issuance of the shares of Class B Common Stock other than in the form of a dividend or distribution pursuant to a stock dividend or division or split-up of the shares of Class B Common Stock, and then only in respect of the issued shares of Class B Common Stock in accordance with Section 2(b) of this
Article IV or as otherwise provided in this Restated Certificate of Incorporation, or upon exercise or conversion of a Class B Common Stock Equivalent.

     Section 3. Preferred Stock. The Board of Directors is authorized, subject to the limitations prescribed by the General Corporation Law of Delaware and by the provisions of this Article IV, to adopt, from time to time, a resolution or resolutions providing for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each such series, and to determine the designations and the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of the shares of each series. The authority of the Board of Directors with respect to each such series includes determination of the following, which may vary as between the different series of Preferred
Stock:

          (a) The number of shares in the series and the distinguishing designation of that series;

          (b) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the General Corporation Law of Delaware;

          (c) Whether shares of that series shall be convertible into or exchangeable for other securities of the Corporation at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, and the terms and conditions of the conversion or exchange, including provision for adjustment of the conversion or exchange rate in circumstances determined by the Board of Directors;

          (d) Whether or not shares of that series shall be redeemable at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, and the terms and conditions of redemption, including the date or dates upon or after which such shares shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

          (e) Any requirement as to a sinking fund for the shares of that series;

          (f) The dividend rate (or method of determining such rate), if any, on shares of that series, any conditions upon which such dividends shall be paid, the date or dates upon which such dividends shall be payable, the manner of calculating any dividends, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of any dividends;

          (g) The right or rights of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the rights of priority of that series relative to the Class A Common Stock, the Class B Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

          (h) Any other relative rights, preferences and limitations of that series that are permitted by law and not inconsistent with the provisions of this Article IV or any resolution adopted by the Board of Directors pursuant hereto.

A. DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     Unless otherwise indicated, any reference in this Article IV, Section 3A to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article IV,
Section 3A.

     Section 1. Designation and Amount. There shall be a series of Preferred Stock of the Corporation which shall be designated as "Series A Junior Participating Preferred Stock," par value $1.00 per share (hereinafter called "Series A Preferred Stock"), and the number of shares constituting such series shall be 1,340,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     Section 2.  Dividends and Distributions.

     (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash to holders of record on the last business day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Class A Common Stock (hereinafter defined) or a subdivision of the outstanding shares of Class A Common Stock (by reclassification or otherwise), declared on the Class A Common Stock, par value $1.00 per share, of the Corporation (the "Class A Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time following June 13, 1996 (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above at the time it declares a dividend or distribution on the Class A Common Stock (other than a dividend payable in shares of Class A Common Stock).

     (C) No dividend or distribution (other than a dividend payable in shares of Class A Common Stock) shall be paid or payable to the holders of shares of Class A Common Stock unless, prior thereto, all accrued but unpaid dividends to the date of such dividend or distribution shall have been paid to the holders of shares of Series A Preferred Stock.

     (D) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each one one-hundredth of a share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time following June 13, 1996 (i) declare any dividend on Class A Common Stock payable in

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

shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Class A Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (C) (i) Whenever, at any time or times, dividends payable on any share or shares of Series A Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding Series A Preferred Stock together with the holders of any other Preferred Stock, on which the dividends payable on any share or shares of such Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), shall have the exclusive right, voting separately as a single class, to elect two directors of the Corporation at a special meeting of stockholders of the Corporation or at the Corporation's next annual meeting of stockholders, and at each subsequent annual meeting of stockholders, as provided below. At elections for such directors, the holders of shares of Series A Preferred Stock shall be entitled to cast one vote for each one one-hundredth of a share of Series A Preferred Stock held.

          (ii) Upon the vesting of such right of the holders of the Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Preferred Stock as hereinafter set forth. A special meeting of the stockholders of the Corporation then entitled to vote shall be called by the Chairman or the President or the Secretary of the Corporation, if requested in writing by the holders of record of not less than 10% of the Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of stockholders of the Corporation, the

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

     holders of the shares of the Preferred Stock shall elect, voting as above provided, two directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of the Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or by proxy, and such two directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. Any director elected by holders of shares of the Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the stockholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of the Preferred Stock pursuant to this Section, such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of directors. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be further increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

          (iii) The right of the holders of the Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the shares of the Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Preferred Stock pursuant to this Section shall terminate immediately. Whenever the term of office of the directors elected by the holders of the Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Preferred Stock pursuant to this Section shall have expired, the maximum number of members of the Board of Directors of the Corporation shall be such number as may be provided for in the By-laws of the

     Corporation, irrespective of any increase made pursuant to the provisions of this Section.

     (D) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Class A Common Stock as set forth herein) for taking any corporate action.

     Section 4.  Certain Restrictions.

     1. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

          (b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

          (d) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     2. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6.  Liquidation, Dissolution or Winding Up.

     1. Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Class A Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Class A Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Class A Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Class A Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 with respect to such Preferred Stock and Class A Common Stock, on a per share basis, respectively.

     2. In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

     3.   In the event the Corporation shall at any time following June 13, 1996
(i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

     Section 8. Redemption. The shares of a Series A Preferred Stock shall not be redeemable by the Corporation. The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares of stock to the extent permitted by law.

     Section 9. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation's preferred stock (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

     Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

- --------------------------------------------------------------------------------

     Section 4. Preemptive Rights. No holder of shares of Class A Common Stock, Class B Common Stock or Preferred Stock of the Corporation shall, by reason of such holding, have any preemptive right to purchase or to subscribe to purchase any additional shares of stock of the Corporation or securities convertible into or carrying a right to subscribe for or acquire capital stock of the Corporation.

                            ARTICLE V.  DIRECTORS.

     Section 1. Number of Directors; Quorum. The number of Directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than three. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such change shall affect the term of any Director then in office. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business.

     Section 2. Classification of Directors. The Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. At each annual meeting of stockholders, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the authorized number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible. Any Director of any class elected to fill a vacancy resulting from an increase in such class or otherwise shall hold office for a term that shall coincide with the remaining term of the class into which such Director is elected, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.

     Section 3. Term of Office; Vacancy; Election; Removal from Office. A Director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office. Any vacancy on the Board of Directors or newly created directorship resulting from an increase in the number of Directors shall be filled only by a majority of the Directors then in office (even if less than a quorum). Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide. Any Director may be removed only for cause by the affirmative vote of the holders of not less than 80% of the voting power represented by all the shares of stock of the Corporation outstanding and entitled to vote for the election of Directors, given at a duly called annual or special meeting of stockholders.

                      ARTICLE VI.  INDEPENDENT DIRECTORS.

     Section 1. Independent Directors. Except as provided in the last sentence of this Section 1 of Article VI, beginning 60 days after the date of first issuance of any shares of Class A Common Stock, at all times thereafter when any shares of Class A Common Stock are outstanding, at least one-third of the Directors of the Corporation shall be comprised of individuals who are not, and who have not within the previous twelve months been: (x) officers or employees of the Corporation; (y) officers, directors or employees of Inland Steel Industries, Inc. or any other subsidiaries or affiliates of Inland Steel Industries, Inc.; or (z) owners of more than five percent of the outstanding common stock of Inland Steel Industries, Inc. or of any of the other subsidiaries or affiliates of Inland Steel Industries, Inc. Each Director meeting the requirements of the foregoing sentence is referred to herein as an "Independent Director." At all times when the Corporation's Board of Directors is divided into two or more classes of Directors, the Independent Directors shall be allocated among the classes of Directors so that the each class shall include, as nearly as may be possible, an equal number of Independent Directors. In the event that a vacancy occurs in a position held by an Independent Director, the Corporation shall have six months to fill such vacancy with another Independent Director or otherwise comply with the requirements of this
Section 1 of Article VI.

     Section 2. Vote for Bankruptcy Proceedings. When any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of a majority of the Board of Directors, including the affirmative vote of at least two-thirds of the Independent Directors: (t) make an assignment for the benefit of creditors; (u) file a petition in bankruptcy; (v) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property; (w) commence any proceeding under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute or other similar law of any jurisdiction, whether now or hereafter in effect or any other proceeding to be adjudicated a bankrupt or insolvent; (x) consent to, or acquiesce in, the filing of any such petition, application, proceeding or appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property; (y) admit in writing its inability to pay its debts generally as they become due, unless, in the reasonable opinion of its counsel, it is required to do so by applicable law; or (z) authorize any of the foregoing to be done or taken on behalf of the Corporation; provided however, that if there shall not be an Independent Director or Independent Directors then in office and acting, a vote upon any matter set forth in this
Section 2 of Article VI shall not be taken unless and until the requisite number of Independent Directors shall have been elected.

       Section 3. Vote for Merger or Consolidation. When any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of a majority of the Board of Directors, including the affirmative vote of at least two-thirds of the Independent Directors, merge with and into, or consolidate with, any other Person, unless the surviving entity is not affiliated with Inland Steel Industries, Inc. or has charter provisions comparable to this Article VI and Article XII, to the extent that the provisions of Article XII apply to this Article VI; provided however, that if there shall not be an Independent Director or Independent Directors then in office and acting, a vote upon any matter set forth in this Section 3 of Article VI shall not be taken unless and until the requisite number of Independent Directors shall have been elected.

     Section 4. Review of Certain Transactions. When any shares of Class A Common Stock are outstanding, at the first regular meeting of the Board of Directors following the end of a calendar quarter, the Independent Directors shall review any transaction entered into by and between the Corporation (or any subsidiary) and Inland Steel Industries, Inc. (or any of its affiliates, other than the Corporation or a subsidiary of the Corporation) during the immediately preceding calendar quarter where the amount involved exceeds $25 million, other than transactions arising out of written agreements entered into prior to the issuance of any shares of Class A Common Stock, to determine whether such transactions were on a basis at least as favorable as that which could have been obtained from an unaffiliated third party. The Independent Directors shall report the findings of any such review to the Board of Directors at the next meeting of the Board of Directors which shall take such action as it deems appropriate.

     Section 5. Termination of this Article. The provisions of this Article VI shall terminate automatically when the number of shares of Class B Common Stock outstanding shall represent less than 50 percent of the sum of the number of outstanding shares of Class B Common Stock and Class A Common Stock.

                ARTICLE VII  STOCKHOLDER ACTION AND MEETINGS.

     Section 1. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation, whether voting as a single class or otherwise, must be taken at a duly called annual or special meeting of such holders and may not be taken by a consent in writing by any such holders, except that the Board of Directors at any time may by resolution provide that the holders of Preferred Stock, or any series thereof, may take any action required or permitted to be taken by such holders by consent in writing without a meeting.

     Section 2. Meetings of Stockholders; Books and Records. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

     Section 3. Special Stockholder Meetings. Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by: (w) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office; (x) the Chairman of the Board; (y) the Vice Chairman of the Board if one is elected; or (z) the President. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, except as otherwise provided by law.

                            ARTICLE VIII.  BY-LAWS.

     Both the Board of Directors and the stockholders shall have the power to adopt, amend or repeal the By-laws of the Corporation. Any repeal or amendment of the By-laws by the stockholders shall require the affirmative vote of the holders of not less than 80% of the voting power represented by all the shares of stock of the Corporation outstanding and entitled to be cast on the matter.

                         ARTICLE IX.  SALE OF ASSETS.

     The Board of Directors is authorized to sell, assign, transfer, convey and otherwise dispose of a part of the property, assets and effects of the Corporation, less than the whole or substantially the whole thereof, on such terms and conditions as the Board of Directors shall deem advisable, without the assent of the stockholders; and also to sell, assign, transfer, convey and otherwise dispose of the whole, or substantially the whole, of the property, assets, effects, franchises and goodwill of the Corporation on such terms and conditions as the Board of Directors shall deem advisable but only with the assent of the holders of not less than two-thirds of the voting power represented by all the shares of stock of the Corporation outstanding and entitled to be cast on the matter, but in any event not less than the amount required by law.

                        ARTICLE X.  DIRECTOR LIABILITY.

     No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a Director, except (i) for any breach of a Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a Director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then by virtue of this Article X the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. No amendment to or repeal of the General Corporation Law of Delaware or this Article X that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a Director for any act or omission which occurs prior to the effective date of such amendment or repeal.

                         ARTICLE XI.  INDEMNIFICATION.

     The Corporation may indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of such person acting as a director, officer, employee or agent of, or acting in any other capacity for, on behalf of, or at the request of, the Corporation, against any liability or expense actually and reasonably incurred by such person in respect thereof.

                           ARTICLE XII.  AMENDMENT.

     The Corporation reserves the right to repeal, alter, change, amend or restate this Restated Certificate of Incorporation in the manner prescribed herein or now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration, change or amendment of this Restated Certificate of Incorporation (other than in connection with the issuance of Preferred Stock in accordance with Article IV of this Restated Certificate of Incorporation) shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the Directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders in accordance with the By-laws, this Restated Certificate of Incorporation and applicable law; provided that, the provisions set forth in Article V, Sections 2, 3 and 4 of Article VI, Article VII, Article VIII and this Article

XII may not be repealed, altered, changed or amended in any respect, nor may any provision be adopted which is inconsistent with such Sections or Articles, unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power represented by all the shares of stock of the Corporation outstanding and entitled to be cast on the matter.

                          ARTICLE XIII.  RESTATEMENT.

     The Restated Certificate of Incorporation of the Corporation, as so amended and restated herein, shall constitute a restatement of, and shall supersede, the Certificate of Incorporation of the Corporation as previously filed with the Secretary of State of the State of Delaware.

                           ARTICLE XIV.  EXISTENCE.

     The Corporation is to have perpetual existence.

     IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed as of the 10th day of June, 1996, by its Chairman and attested by its Secretary.


                                 /s/ Robert J. Darnall
(Corporate Seal)                 ------------------------------
                                 Robert J. Darnall
                                 Chairman



ATTEST:

/s/ Charles B. Salowitz
- ------------------------------
Charles B. Salowitz
Secretary